Phillips 66 provides notice of its plan to cease operations at Los Angeles-area refinery

•Facility expects to cease operations in the fourth quarter of 2025
•Company will work with the state of California to supply fuel markets and meet ongoing consumer demand

HOUSTON, Oct. 16, 2024 – Phillips 66 (NYSE: PSX) announced plans to cease operations at its Los Angeles-area refinery in the fourth quarter of 2025 and will work with the state of California to supply fuel markets and meet ongoing consumer demand.

“We understand this decision has an impact on our employees, contractors and the broader community,” said Mark Lashier, chairman and CEO of Phillips 66. “We will work to help and support them through this transition.” Approximately 600 employees and 300 contractors currently operate the Los Angeles-area refinery.

“With the long-term sustainability of our Los Angeles Refinery uncertain and affected by market dynamics, we are working with leading land development firms to evaluate the future use of our unique and strategically located properties near the Port of Los Angeles,” said Lashier. “Phillips 66 remains committed to serving California and will continue to take the necessary steps to meet our commercial and customer demands.”

As the California Energy Commission’s analysis has indicated, expanding supply capabilities will be critical. Phillips 66 supports these efforts and will work with California to maintain current levels and potentially increase supplies to meet consumer needs. The company will supply gasoline from sources inside and outside its refining network as well as renewable diesel and sustainable aviation fuels from its Rodeo Renewable Energy Complex in the San Francisco Bay area.

Phillips 66 has engaged Catellus Development Corporation and Deca Companies, two leading real estate development firms, to evaluate the future use of the 650-acre sites in Wilmington, California, and Carson, California. The firms bring strong track records of solving complex redevelopment challenges and will collaborate with Phillips 66 in an advisory role to advance potential commercial development options that support the regional economy and other key stakeholder objectives.

“These sites offer an opportunity to create a transformational project that can support the environment, generate economic development, create jobs and improve the region’s critical infrastructure,” Lashier said.

About Phillips 66
Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Contacts

Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
855-841-2368	855-841-2368	855-841-2368
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CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition or conversion that we may pursue; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.